EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
April 27, 2017	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Earnings

WASHINGTON, D.C. and CHARLESTON, WV – United Bankshares, Inc. (NASDAQ: UBSI) (“United”), today announced earnings for the first quarter of 2017. Earnings for the first quarter of 2017 were $38.8 million or $0.48 per diluted share as compared to earnings of $34.7 million or $0.50 per diluted share for the first quarter of 2016. The decrease in earnings per share was primarily a result of 4,330,000 common shares issued in a $199.9 million public offering completed in December of 2016.

United’s first quarter of 2017 results produced an annualized return on average assets of 1.09% and an annualized return on average equity of 6.98%. United’s annualized returns on average assets and average equity were 1.13% and 8.06%, respectively, for the first quarter of 2016.

“For the first quarter of 2017, we increased before tax earnings to $59.0 million from $52.6 million for last year’s first quarter,” stated Richard M. Adams, United’s Chairman and Chief Executive Officer. “Despite a decrease in the earnings per share due to the issuance of shares in a public offering, our profitability remains strong. We outperformed our peers based upon our return on average assets of 1.1% compared to the Federal Reserve peer group’s return on average assets of 0.90%.”

On June 3, 2016, United completed its acquisition of Bank of Georgetown of Washington, D.C. The results of operations of Bank of Georgetown are included in the consolidated results of operations from the date of acquisition. As a result, the first quarter of 2017 was impacted by increased levels of average balances, income, and expense as compared to the first quarter of 2016. At consummation, Bank of Georgetown had assets of approximately $1.3 billion, loans of $999.8 million, and deposits of $971.4 million. On April 21, 2017, United consummated its acquisition of Cardinal Financial Corporation (“Cardinal”). While the first quarter of 2017 does not include the consolidated results of Cardinal, the quarter did include $1.2 million of merger expenses related to the acquisition of Cardinal.

“We were pleased to announce the completion of our acquisition of Cardinal,” stated Mr. Adams. “We believe the acquisition will be accretive to future earnings.”

Net interest income for the first quarter of 2017 was $107.6 million, which was an increase of $9.3 million or 10% from the first quarter of 2016. The $9.3 million increase in net interest income occurred because total interest income increased $12.3 million while total interest expense only increased $2.9 million from the first quarter of 2016. Tax-equivalent net interest income, which adjusts for the tax-favored status of income from certain loans and investments, for the first quarter of 2017 was $109.2 million, an increase of $9.4 million or 9% from the first quarter of 2016 due mainly to an increase in average earning assets from the Bank of Georgetown acquisition. Average earning assets for the first quarter of 2017 increased $1.9 billion or 17% from the first quarter of 2016 due mainly to a $953 million or 10% increase in average net loans. Average short-term investments increased $729.0 million or 141% while average investment securities increased $173.8 million or 15%. Partially offsetting the increases to tax-equivalent net interest income for the first quarter of 2017 was a decrease of 16 basis points in the average yield on earning assets. This decrease was due mainly to a shift in the mix of earning assets and a lower yield on the re-investment of maturing securities. The yield on average net loans held constant year-over-year at 4.34%. In addition, the average cost of funds increased 7 basis points due to higher market interest rates as compared to the first quarter of 2016. The net interest margin of 3.43% for the first quarter of 2017 was a decrease of 21 basis points from the net interest margin of 3.64% for the first quarter of 2016.

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April 27, 2017

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On a linked-quarter basis, net interest income for the first quarter of 2017 decreased $5.6 million or 5% from the fourth quarter of 2016. The $5.6 million decrease in net interest income occurred because total interest income decreased $4.9 million while total interest expense increased $770 thousand from the fourth quarter of 2016. United’s tax-equivalent net interest income for the first quarter of 2017 also decreased $5.6 million or 5% from the fourth quarter of 2016 due mainly to a decrease in the average yield on earning assets. The yield on average earning assets for the first quarter of 2017 decreased 15 basis points from the fourth quarter of 2016 due mainly to a lower yield on loans as a result of the loan accretion on acquired loans declining $3.9 million to $4.2 million. In addition, the average cost of funds increased 4 basis points from the fourth quarter of 2016 due to higher market interest rates. Partially offsetting the decreases to tax-equivalent net interest income for the first quarter of 2017 was an increase in average earning assets of $218.5 million or 2% as compared to the fourth quarter of 2016. Average short-term investments increased $316.5 million for the linked-quarter while average net loans and average investment securities were relatively flat. The net interest margin of 3.43% for the first quarter of 2017 was a decrease of 19 basis points from the net interest margin of 3.62% for the fourth quarter of 2016.

For the quarters ended March 31, 2017 and 2016, the provision for loan losses was $5.9 million and $4.0 million, respectively. Net charge-offs were $5.8 million for the first quarter of 2017 as compared to net charge-offs of $4.3 million for the first quarter of 2016. Annualized net charge-offs as a percentage of average loans were 0.23% for the first quarter of 2017 as compared to 0.27% for United’s Federal Reserve peer group (bank holding companies with total assets over $10 billion) for the year of 2016. On a linked-quarter basis, the provision for loans losses increased $80 thousand while net charge-offs increased $90 thousand from the fourth quarter of 2016.

Noninterest income for the first quarter of 2017 was $20.1 million, which was an increase of $3.8 million or 23% from the first quarter of 2016. Included in the results for the first quarter of 2017 was a net gain of $3.8 million on the redemption of an investment security. Fees from deposit services decreased $267 thousand mainly due to lower income from overdraft fees. Otherwise, changes in the other major noninterest income line items were relatively insignificant.

On a linked-quarter basis, noninterest income for the first quarter of 2017 increased $3.5 million or 21% from the fourth quarter of 2016 due mainly to the previously mentioned net gain of $3.8 million on the redemption of an investment security in the first quarter of 2017. Otherwise, fees from deposit services declined $483 thousand because of a decrease in overdraft fees and fees from bankcard services declined $577 thousand due to a decrease in volume, both due to seasonality. Partially offsetting these decreases were increases of $401 thousand in income from trust and brokerage services due to increased volume and $336 thousand in income from bank-owned life insurance policies due an increase the cash surrender value.

United Bankshares, Inc. Announces...

April 27, 2017

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Noninterest expense for the first quarter of 2017 was $62.8 million, which represents an increase of $4.8 million or 8% from the first quarter of 2016. Employee compensation and employee benefits increased $1.2 million and $862 thousand due mainly to an increase in employees. In addition, other real estate owned (OREO) expense increased $765 thousand due mainly to a decline in the value of OREO properties and net occupancy expense increased $531 thousand due to higher building rental expense from the branches acquired in the Bank of Georgetown merger. In addition, merger expenses related the Bank of Georgetown and Cardinal acquisitions increased $1.0 million from the first quarter of 2016.

On a linked-quarter basis, noninterest expense for the first quarter of 2017 was relatively flat from the fourth quarter of 2016, increasing $334 thousand or less than 1%. This slight increase was due primarily to increases in merger expenses of $708 thousand from the Cardinal acquisition, consulting fees of $571 thousand, OREO expense of $224 thousand due to a decline in the fair value of properties and net occupancy expense of $200 thousand due to higher building rental expense. Partially offsetting these increases were decreases of $687 thousand in employee compensation due to lower employee incentives expense, $495 thousand in equipment expense due to lower depreciation expense and $456 thousand in Federal Deposit Insurance Corporation (FDIC) expense due to a reduction in the assessment rate.

For the first quarter of 2017, income tax expense was $20.2 million, an increase of $2.3 million from the first quarter of 2016 mainly due to higher pretax earnings and a slightly higher effective tax rate. On a linked-quarter basis, income tax expense decreased $2.3 million due to lower pretax earnings and a lower effective tax rate. United’s effective tax rate was approximately 34.3% for the first quarter of 2017 and 34.0% and 36.5% for the first and fourth quarters of 2016, respectively. The higher effective tax rate for the fourth quarter of 2016 was due to adjustments to United’s tax reserves that were discrete to the fourth quarter.

United’s asset quality continues to be sound. At March 31, 2017, nonperforming loans were $121.3 million, or 1.17% of loans, net of unearned income as compared to nonperforming loans of $113.3 million, or 1.10% of loans, net of unearned income, at December 31, 2016. As of March 31, 2017, the allowance for loan losses was $72.9 million or 0.70% of loans, net of unearned income, as compared to $72.8 million or 0.70% of loans, net of unearned income, at December 31, 2016. United’s allowance for loan losses as a percentage of non-acquired loans, net of unearned income at March 31, 2017 was 0.88% as compared to 0.90% at December 31, 2016. Total nonperforming assets of $151.2 million, including OREO of $29.9 million at March 31, 2017, represented 1.02% of total assets.

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 14.9% at March 31, 2017 while its estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 12.3%, 14.3% and 12.1%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

As of March 31, 2017, United had consolidated assets of approximately $14.8 billion. Currently, United has 145 full service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

United Bankshares, Inc. Announces...

April 27, 2017

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Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its March 31, 2017 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2017 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, the allowance for loan losses as a percentage of non-acquired loans, tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 35%.

In accordance with accounting rules, United is unable to carry-over an acquired banking company’s previously established allowance for loan losses because acquired loans are recorded at fair value. Therefore, due to this acquisition accounting impact on the allowance for loans losses as well as loans, net of unearned income, management believes that excluding acquired loans in the calculation of the allowance for loan losses as a percentage of loans, net of unearned income reflects the difference in the accounting rules for acquired loans and originated loans as well as provides for improved comparability to prior periods and to other financial institutions without acquired loans.

Tangible common equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible common equity can thus be considered the most conservative valuation of the company. Tangible common equity is also presented on a per common share basis. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of common equity are presented. These two measures, along with others, are used by management to analyze capital adequacy.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 31 2017	March 31 2016	December 31 2016
EARNINGS SUMMARY:
Interest income	$120,758	$108,496	$125,621
Interest expense	13,138	10,212	12,368

Net interest income	107,620	98,284	113,253
Provision for loan losses	5,899	4,035	5,819
Noninterest income	20,146	16,392	16,652
Noninterest expense	62,842	58,056	62,508

Income before income taxes	59,025	52,585	61,578
Income taxes	20,216	17,879	22,472

Net income	$38,809	$34,706	$39,106

PER COMMON SHARE:
Net income:
Basic	$0.48	$0.50	$0.51
Diluted	0.48	0.50	0.51
Cash dividends	0.33	0.33	0.33
Book value	27.76	24.89	27.59
Closing market price	$42.25	$36.70	$46.25
Common shares outstanding:
Actual at period end, net of treasury shares	81,151,257	69,706,341	81,039,974
Weighted average- basic	80,902,368	69,497,489	76,863,906
Weighted average- diluted	81,306,540	69,714,121	77,303,310

FINANCIAL RATIOS:
Return on average assets	1.09%	1.13%	1.10%
Return on average shareholders’ equity	6.98%	8.06%	7.50%
Average equity to average assets	15.66%	14.02%	14.62%
Net interest margin	3.43%	3.64%	3.62%

	March 31 2017	March 31 2016	December 31 2016
PERIOD END BALANCES:
Assets	$14,762,315	$12,606,884	$14,508,892
Earning assets	13,195,916	11,268,979	12,939,508
Loans, net of unearned income	10,409,041	9,378,393	10,341,137
Loans held for sale	3,581	5,395	8,445
Investment securities	1,373,411	1,207,310	1,403,638
Total deposits	11,062,329	9,324,568	10,796,867
Shareholders’ equity	2,252,859	1,735,037	2,235,747

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended
	March 2017	March 2016	December 2016
Interest & Loan Fees Income (GAAP)	$120,758	$108,496	$125,621
Tax equivalent adjustment	1,564	1,493	1,559

Interest & Fees Income (FTE) (non-GAAP)	122,322	109,989	127,180
Interest Expense	13,138	10,212	12,368

Net Interest Income (FTE) (non-GAAP)	109,184	99,777	114,812

Provision for Loan Losses	5,899	4,035	5,819

Non-Interest Income:
Fees from trust & brokerage services	4,886	4,869	4,485
Fees from deposit services	7,706	7,973	8,189
Bankcard fees and merchant discounts	884	838	1,461
Other charges, commissions, and fees	477	429	334
Income from bank owned life insurance	1,217	1,180	881
Mortgage banking income	675	728	951
Other non-interest revenue	361	371	289
Net other-than-temporary impairment losses	(44)	0	0
Net gains on sales/calls of investment securities	3,984	4	62

Total Non-Interest Income	20,146	16,392	16,652

Non-Interest Expense:
Employee compensation	23,471	22,279	24,158
Employee benefits	7,465	6,603	7,585
Net occupancy	6,784	6,253	6,584
Data processing	4,043	3,551	4,276
Amortization of intangibles	1,048	745	1,158
OREO expense	1,414	649	1,190
FDIC expense	1,751	2,120	2,207
Other expenses	16,866	15,856	15,350

Total Non-Interest Expense	62,842	58,056	62,508

Income Before Income Taxes (FTE) (non-GAAP)	60,589	54,078	63,137
Tax equivalent adjustment	1,564	1,493	1,559

Income Before Income Taxes (GAAP)	59,025	52,585	61,578
Taxes	20,216	17,879	22,472

Net Income	$38,809	$34,706	$39,106

MEMO: Effective Tax Rate	34.25%	34.00%	36.49%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	March 31 2017 Q-T-D Average	March 31 2016 Q-T-D Average	March 31 2017	December 31 2016
Cash & Cash Equivalents	$1,409,452	$667,631	$1,667,328	$1,434,527
Securities Available for Sale	1,226,460	1,061,101	1,229,363	1,259,214
Securities Held to Maturity	30,739	39,085	30,350	33,258
Other Investment Securities	111,657	94,835	113,698	111,166

Total Securities	1,368,856	1,195,021	1,373,411	1,403,638

Total Cash and Securities	2,778,308	1,862,652	3,040,739	2,838,165

Loans Held for Sale	4,255	6,083	3,581	8,445
Commercial Loans	7,739,095	7,063,371	7,800,532	7,783,478
Mortgage Loans	1,929,533	1,843,646	1,923,361	1,938,707
Consumer Loans	664,504	473,391	700,963	634,534

Gross Loans	10,333,132	9,380,408	10,424,856	10,356,719
Unearned Income	(15,772)	(15,054)	(15,815)	(15,582)

Loans, Net of Unearned Income	10,317,360	9,365,354	10,409,041	10,341,137
Allowance for Loan Losses	(72,843)	(75,674)	(72,875)	(72,771)
Goodwill	863,763	710,252	863,767	863,767
Other Intangibles	22,468	17,497	21,907	22,954

Total Intangibles	886,231	727,749	885,674	886,721
Real Estate Owned	31,407	33,638	29,902	31,510
Other Assets	461,015	429,136	466,253	475,685

Total Assets	$14,405,733	$12,348,938	$14,762,315	$14,508,892

MEMO: Earning Assets	$12,865,148	$11,009,263	$13,195,916	$12,939,508

Interest-bearing Deposits	$7,596,533	$6,586,241	$7,722,394	$7,625,026
Noninterest-bearing Deposits	3,090,248	2,662,307	3,339,935	3,171,841

Total Deposits	10,686,781	9,248,548	11,062,329	10,796,867
Short-term Borrowings	226,718	278,342	178,983	209,551
Long-term Borrowings	1,164,119	1,022,868	1,161,967	1,172,026

Total Borrowings	1,390,837	1,301,210	1,340,950	1,381,577
Other Liabilities	71,632	67,504	106,177	94,701

Total Liabilities	12,149,250	10,617,262	12,509,456	12,273,145

Preferred Equity	—	—	—	—
Common Equity	2,256,483	1,731,676	2,252,859	2,235,747

Total Shareholders’ Equity	2,256,483	1,731,676	2,252,859	2,235,747

Total Liabilities & Equity	$14,405,733	$12,348,938	$14,762,315	$14,508,892

MEMO: Interest-bearing Liabilities	$8,987,370	$7,887,451	$9,063,344	$9,006,603

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
Quarterly Share Data:	March 2017	March 2016	December 2016
Earnings Per Share:
Basic	$0.48	$0.50	$0.51
Diluted	$0.48	$0.50	$0.51

Common Dividend Declared Per Share	$0.33	$0.33	$0.33

High Common Stock Price	$47.30	$37.85	$49.35
Low Common Stock Price	$39.45	$32.22	$36.52

Average Shares Outstanding (Net of Treasury Stock):
Basic	80,902,368	69,497,489	76,863,906
Diluted	81,306,540	69,714,121	77,303,310

Memorandum Items:

Tax Applicable to Security Sales/Calls	$1,474	$1	$23

Common Dividends	$26,777	$23,001	$25,315

Dividend Payout Ratio	69.00%	66.27%	64.73%

EOP Share Data:	March 2017	March 2016	December 2016
Book Value Per Share	$27.76	$24.89	$27.59
Tangible Book Value Per Share (1)	$16.85	$14.46	$16.65

52-week High Common Stock Price	$49.35	$43.43	$49.35
Date	12/12/16	07/23/15	12/12/16
52-week Low Common Stock Price	$34.50	$32.22	$32.22
Date	06/27/16	02/11/16	02/11/16

EOP Shares Outstanding (Net of Treasury Stock):	81,151,257	69,706,341	81,039,974

Memorandum Items:

EOP Employees (full-time equivalent)	1,718	1,670	1,701

Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$2,252,859	$1,735,037	$2,235,747
Less: Total Intangibles	(885,674)	(727,347)	(886,721)

Tangible Equity (non-GAAP)	$1,367,185	$1,007,690	$1,349,026
÷ EOP Shares Outstanding (Net of Treasury Stock)	81,151,257	69,706,341	81,039,974
Tangible Book Value Per Share (non-GAAP)	$16.85	$14.46	$16.65

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March		March		December
	2017		2016		2016
Selected Yields and Net Interest Margin:
Net Loans	4.34%		4.34%		4.50%
Investment Securities	2.84%		3.01%		2.68%
Money Market Investments/FFS	0.87%		0.48%		0.48%
Average Earning Assets Yield	3.85%		4.01%		4.00%
Interest-bearing Deposits	0.45%		0.42%		0.43%
Short-term Borrowings	0.54%		0.31%		0.40%
Long-term Borrowings	1.52%		1.22%		1.38%
Average Liability Costs	0.59%		0.52%		0.55%
Net Interest Spread	3.26%		3.49%		3.45%
Net Interest Margin	3.43%		3.64%		3.62%

Selected Financial Ratios:
Return on Average Common Equity	6.98%		8.06%		7.50%
Return on Average Assets	1.09%		1.13%		1.10%
Loan / Deposit Ratio	94.09%		100.58%		95.78%
Allowance for Loan Losses/ Loans, net of unearned income	0.70%		0.80%		0.70%
Allowance for Loan Losses/ Non-acquired Loans, net of unearned income (1)	0.88%		0.98%		0.90%
Allowance for Credit Losses (2)/ Loans, net of unearned income	0.71%		0.82%		0.71%
Nonaccrual Loans / Loans, net of unearned income	0.87%		0.99%		0.81%
90-Day Past Due Loans/ Loans, net of unearned income	0.06%		0.08%		0.08%
Non-performing Loans/ Loans, net of unearned income	1.17%		1.33%		1.10%
Non-performing Assets/ Total Assets	1.02%		1.22%		1.00%
Primary Capital Ratio	15.68%		14.28%		15.84%
Shareholders’ Equity Ratio	15.26%		13.76%		15.41%
Price / Book Ratio	1.52	x	1.47	x	1.68	x
Price / Earnings Ratio	22.13	x	18.43	x	23.24	x
Efficiency Ratio	49.19%		50.63%		48.12%

Notes:
(1) Allowance for Loan Losses (GAAP)	$72,875		$75,490		$72,771
Loans, net of unearned income (GAAP)	10,409,041		9,378,393		10,341,137
Less: Acquired Loans (non-GAAP)	(2,170,285)		(1,698,353)		(2,275,601)

Non-Acquired Loans, net of unearned income (non-GAAP)	$8,238,756		$7,680,040		$8,065,536

Allowance for Loan Losses/ Non-acquired Loans, Net of Unearned Income (non-GAAP)	0.88%		0.98%		0.90%

(2) Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Asset Quality Data:	March 2017	March 2016	December 2016
EOP Non-Accrual Loans	$90,596	$92,901	$83,525
EOP 90-Day Past Due Loans	6,714	7,891	8,586
EOP Restructured Loans (1)	24,028	24,156	21,152

Total EOP Non-performing Loans	$121,338	$124,948	$113,263

EOP Other Real Estate & Assets Owned	29,902	28,981	31,510

Total EOP Non-performing Assets	$151,240	$153,929	$144,773

	Three Months Ended
Allowance for Loan Losses:	March 2017	March 2016	December 2016
Beginning Balance	$72,771	$75,726	$72,657
Provision for Loan Losses	5,899	4,035	5,819

	78,670	79,761	78,476
Gross Charge-offs	(7,285)	(6,946)	(8,655)
Recoveries	1,490	2,675	2,950

Net Charge-offs	(5,795)	(4,271)	(5,705)

Ending Balance	$72,875	$75,490	$72,771
Reserve for lending-related commitments	902	1,193	1,044

Allowance for Credit Losses (2)	$73,777	$76,683	$73,815

Notes:

(1)	Restructured loans with an aggregate balance of $11,522, $11,450 and $11,106 at March 31, 2017, March 31, 2016 and December 31, 2016, respectively, were on nonaccrual status, but are not included in the “EOP Non-Accrual Loans.”

(2)	Includes allowances for loan losses and lending-related commitments.